Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED

BYLAWS OF NANOVIBRONIX, INC.

Pursuant to Article VII of the Amended and Restated Certificate of Incorporation, as amended, of NanoVibronix, Inc., a Delaware corporation (the “Corporation”), Article IX of the Amended and Restated Bylaws (as amended heretofore, the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Section 1.4 of Article I (Meetings of Stockholders) is hereby deleted in its entirety and replace with the following Bylaw:

“Section 1.4 Quorum.

At any meeting of the stockholders, the holders of one-third of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, one-third of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chair of the meeting may adjourn the meeting to another place, if any, date, or time without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. A holder of stock shall be treated as being present at a meeting if the holder of such stock is (i) present in person at the meeting or (ii) represented at the meeting by a valid proxy executed in writing (or in such other manner permitted by the General Corporation Law of Delaware) by the stockholder, or by such person’s duly authorized attorney in fact.”

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Bylaws of NanoVibronix, Inc. is executed on October 29, 2021.

/s/ Stephen Brown
Name:	Stephen Brown
Title:	Chief Financial Officer